UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2014

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

351 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 5, 2014, AcelRx Pharmaceuticals, Inc. (the “Company”) announced the departure of Richard A. King, the Company’s President and Chief Executive Officer (CEO). Mr. King’s separation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On December 15, 2014, the Company and Mr. King entered into a separation agreement (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. King will remain employed with the Company in his current position of CEO, until the earliest to occur of the following events: (i) the date that the Company hires a new Chief Executive Officer; or (ii) the Board requests his resignation; or (iii) March 31, 2015; such date the “Separation Date.” Pursuant to the terms of the Separation Agreement, Mr. King will be entitled to base salary and health benefits continuation for a period of twelve months. Any stock options granted to Mr. King shall cease vesting as of the Separation Date. Under the terms of the Separation Agreement, the Company will extend the exercise period for any of Mr. King’s options which are vested and exercisable as of the Separation Date until December 31, 2015.

A copy of the Separation Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is incorporated by reference hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, dated as of December 15, 2014, by and among AcelRx Pharmaceuticals, Inc. and Richard A. King.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2014	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Timothy E. Morris
Timothy E. Morris
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Separation Agreement, dated as of December 15, 2014, by and among AcelRx Pharmaceuticals, Inc. and Richard A. King.